Exhibit 99.2

CONSENT DECREE

On March 5, 2014, Alpha Natural Resources, Inc., announced that it entered into a consent decree with the U.S. Environmental Protection Agency, U.S. Department of Justice and three states regarding claims under the Clean Water Act.

We understand that residents and the public may have questions about water quality exceedances covered by the decree. This page provides answers to some commonly asked questions. To learn more about the decree itself, please read Alpha’s press release.

Q.    What does the consent decree cover?

A.
Alpha’s consent decree, which is similar to those reached by other coal mining companies, is related primarily to naturally occurring elements, such as iron, manganese, aluminum, and selenium. Mining operations require the movement of large amounts of earth that contain these elements. Permit limits are sometimes exceeded when rainwater or groundwater transports the elements into an operation’s permitted water discharge during mining operations.

Q.     What exactly is an exceedance, and how does it occur?

A.
An exceedance occurs when levels of regulated elements, including naturally occurring substances, surpass permit levels; even the smallest amount over a permitted limit results in an exceedance, or violation. In Alpha’s case, since we’re talking about naturally occurring elements that are disturbed during mining operations, exceedances are often the result of rain or groundwater carrying these elements into nearby bodies of water.

Q.     When and where did these exceedances occur?

A:
The exceedances covered in the consent decree occurred over a seven period between 2006 and 2013 across all operations in West Virginia, Pennsylvania, Kentucky, Virginia, and Tennessee. This includes exceedances at both Foundation Coal and Massey Energy sites before they became a part of Alpha.

Q. Who detected the exceedances?
A. These are the results of our self-reporting to state agencies. Each company that holds a permit to discharge water is required to do regular monitoring. In 2013 alone we did over 665,000 water quality samplings across the organization.

Q.    Is this similar to the spill in Charleston, West Virginia?

A.
No, this has no similarity to the incident in Charleston. This did not involve a chemical leak or impact on public drinking water – as happened with the Charleston incident. Alpha’s consent decree is primarily about naturally occurring elements – such as iron, manganese, aluminum, and selenium – that are exposed by rainwater or groundwater during mining operations. These exceedances generally are isolated events that are quickly addressed by our operations people.

Q: Is it safe for neighbors to drink water near Alpha’s operations?

A:
We understand public concerns about water quality. It’s important to note that the complaint does not allege that this affected drinking water – either on mine sites or downstream. The exceedances involved naturally occurring elements that are regulated by permits issued to mine operators because of potential impacts to aquatic life – and the standards aimed at protecting aquatic organisms are typically more stringent than those necessary to protect human health. The quality of drinking water is regulated by state and federal law. For questions on how that water is regulated, please refer to your local utility provider, water supplier or public health department.

Q.	Beyond the civil penalty, how much will it cost Alpha to implement the requirements of the consent decree?

A.	We expect to invest approximately $160 million in capital over the next three years to implement the major portions of the consent decree.